Exhibit 23

                    Consent of Independent Public Accountants

As independent public accountants, we hereby consent to the use of our reports dated September 24, 1999, on the financial statements of Tyndale Plains-Hunter, Ltd. as of March 31, 1999 and 1998 and for the year ended March 31, 1999, included in this Form 8-K.


/s/ Adler & Blanchard, LLP

Burlington, MA
September 24, 1999


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